Exhibit 10(a)

                   THIRD AMENDMENT TO EMPLOYMENT AGREEMENT


              THIS THIRD AMENDMENT to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corporation (the "Company"), and ROBERT P. LUCIANO (the "Employee") dated as of September 26, 1989, as amended as of June 28, 1994, and as further amended as of March 1, 1995 (as so amended, the "Employment Agreement"), is made and entered into as of this 25th day of February, 1998.

             WHEREAS, the Company and the Employee wish to amend the Employment Agreement as set forth below;

             NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

              1.     Subparagraph (k)(i) of Section 3 of the
Employment Agreement is hereby amended by deleting the fifth and sixth full paragraphs thereof and inserting the following:

                The Employee may elect (the "Employee's Lump Sum Election") to receive payment of the actuarial equivalent of the aggregate of his Normal Supplement or Early Retirement Supplement, as the case may be (the "Employee's Benefit") and the benefit payable to his wife after his death pursuant to this subparagraph (k)(i) (the "Survivor's Benefit") in a lump sum (x) in cash on the date of his retirement or on the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the date of his retirement or on the fifth, tenth, fifteenth or twentieth anniversary of the date of his retirement or (y) in two, three, four, five, ten, fifteen or twenty equal annual cash installments commencing on the date of his retirement or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the date of his retirement. If the Employee dies after retirement with an Employee's Lump Sum Election in effect but prior to the payment of the full amount of the lump sum or annual installments due thereunder, payment of the unpaid amount thereof shall be made to his surviving spouse, designated beneficiary or estate in accordance with his election. Payment made in accordance with this paragraph to the Employee, his surviving spouse, designated beneficiary or estate shall constitute full and complete satisfaction of the Company's obligation in respect of the Employee's Benefit and the Survivor's Benefit.

                 If the Employee does not make the Employee's
Lump Sum Election, the Employee's surviving spouse may elect (the "Survivor's Lump Sum Election") to receive the actuarial equivalent of the Survivor's Benefit, if any, in a lump sum (x) in cash on the date of the Employee's death or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Employee's death or on the fifth, tenth, fifteenth or twentieth anniversary of his death or (y) in two, three, four, five, ten, fifteen or twenty equal annual cash installments commencing on the date of the Employee's death or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Employee's death.

              2. Except as provided above, the Employment Agreement shall continue in effect without alteration as in effect on the date hereof. The Employment Agreement, as amended by this Third Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.

             IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.



_______________________

Robert P. Luciano



SCHERING-PLOUGH CORPORATION




_______________________

Richard Jay Kogan

President and Chief Executive Officer